Aston Funds

EXHIBIT TO ITEM 77I
Terms of New or Amended Securities

Aston/Crosswind Small Cap Growth Fund - Class N
The Aston/Crosswind Small Cap Growth Fund has issued Class
N shares of beneficial interest. Each share of the Class N shares of beneficial interest has the preferences, conversion and other rights, voting powers, restrictions, qualifications, and terms and conditions of redemption that are set forth in the Trust Instrument for the Aston Funds.

A description of Class N shares of the Aston/Crosswind
Small Cap Growth Fund is incorporated by reference to the Post-Effective Amendment No. 116 to the Registration
Statement as filed with the SEC via EDGAR on October 20, 2010 (Accession No. 0001193125-10-232712).


Aston Dynamic Allocation Fund - Class I
The Aston Dynamic Allocation Fund has issued Class I shares of beneficial interest. Each share of the Class I shares of beneficial interest has the preferences, conversion and other rights, voting powers, restrictions, qualifications, and terms and conditions of redemption that are set forth in the Trust Instrument for the Aston Funds.


A description of Class I shares of the Aston Dynamic
Allocation Fund is incorporated by reference to the Post-
Effective Amendment No. 117 to the Registration Statement as filed with the SEC via EDGAR on October 29, 2010
(Accession No. 0001193125-10-241033).